                                                                    EXHIBIT 4.13


                        SECOND SUPPLEMENTAL INDENTURE

     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of June 19, 1998, is executed by METAL MANAGEMENT GULF COAST, INC., a Delaware corporation ("Metal Management Gulf Coast"), a wholly-owned subsidiary of METAL MANAGEMENT, INC., a Delaware corporation (the "Company"), for the sole purpose of granting a guarantee under the Indenture (as amended from time to time, the "Indenture"), dated as of May 13, 1998, with respect to the Company's 10% Senior Subordinated Notes due 2008 (the "Notes"), entered into among the Company, the Guarantors (as defined therein) and LASALLE NATIONAL BANK, as trustee (the "Trustee").

                            PRELIMINARY STATEMENT

     The Company, the Guarantors and the Trustee have entered into the Indenture. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

     Section 4.18 of the Indenture expressly provides that any Restricted Subsidiary (i) that has assets or revenues in any fiscal year in excess of $200,000 or (ii) that is not a Guarantor and is a borrower under the Senior Credit Facility shall execute a supplemental indenture to become a Guarantor of the Company's Notes. Pursuant to Section 4.18 of the Indenture, Metal Management Gulf Coast executes this Second Supplemental Indenture to a become Guarantor of the Company's Notes. Metal Management Gulf Coast has, by Board Resolution, authorized this Second Supplemental Indenture. The Trustee has determined that this Second Supplemental Indenture is in form satisfactory to it.

     NOW, THEREFORE, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes issued under the Indenture from and after the date of this Second Supplemental Indenture, as follows:

     Section 1. Guarantee on the Notes.

     Metal Management Gulf Coast hereby subjects itself to the provisions of the Indenture as a Guarantor in accordance with Article 11 of the Indenture.

     Section 2. Counterparts

     This Second Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart.

     IN WITNESS WHEREOF, the undersigned have caused this Supplemental Indenture to be duly executed by its respective officers as of the day and year first above written.

                                         METAL MANAGEMENT GULF COAST, INC.


                                         By: /s/ David A. Carpenter
                                            -------------------------------
                                                 David A. Carpenter
                                                 Vice President














                                     -2-